Unitrin Completes Sale of Unitrin Business Insurance to AmTrust

CHICAGO - (Businesswire) - June 3, 2008 - Unitrin, Inc. (NYSE:UTR) announced today that it has completed the previously disclosed sale of its Unitrin Business Insurance segment ("UBI") to AmTrust Financial Services, Inc. ("AmTrust") in a cash transaction. Terms were not disclosed; however, Unitrin indicated that the transaction is not expected to have a significant impact on its financial position.

Unitrin's President and Chief Executive Officer, Donald G. Southwell, said "We will miss our friends at UBI, who did a tremendous job in re-engineering that operation over the last several years. However, we believe that the transaction provides good value for Unitrin's shareholders, while at the same time providing an excellent strategic fit for UBI within AmTrust's commercial insurance operations."

AmTrust, based in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability, extended service and warranty coverage.

Foley & Lardner LLP represented Unitrin as legal advisors in this transaction and Cochran Caronia Waller served as Unitrin's financial advisor.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and automobile finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's property and casualty insurance businesses are Kemper® (1), which sells automobile, homeowners and other personal lines insurance products through independent agents, Unitrin Specialty, which sells personal and commercial automobile insurance through independent agents, and Unitrin Direct, which sells automobile and homeowners insurance directly to consumers or through employer-sponsored voluntary benefit programs. Unitrin's life and health insurance businesses bring a high level of personalized service to their customers. Unitrin's automobile finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.

David F. Bengston, 312-661-4930

investor.relations@unitrin.com

(1) Unitrin uses the registered trademark "Kemper" under license, for personal lines insurance only, from Lumbermens Mutual Casualty Company, which is not affiliated with Unitrin.